                           PURCHASE AND SALE AGREEMENT

                                 by and between



                           MERCURY EXPLORATION COMPANY

                                   as "Seller"

                                       and

                         SUPPLY DEVELOPMENT GROUP, INC.

                                   as "Buyer"

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                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is executed this 31st day of October, 1996, to be made effective the 1st day of October, 1996, by and between MERCURY EXPLORATION COMPANY, a Texas corporation ("Seller"), and SUPPLY DEVELOPMENT GROUP, INC., a Michigan corporation ("Buyer").

                              W I T N E S S E T H:

     WHEREAS, Seller is the owner of undivided interests in the oil and gas properties located in the State of Montana and State of Wyoming, and described in Exhibit A attached hereto (as defined and more particularly described in this Agreement, the "Subject Interests"); and

     WHEREAS, Seller desires to sell and Buyer desires to purchase, subject to the terms and conditions set forth herein, certain production payment interests in the Subject Interests;

     NOW, THEREFORE, in consideration of the mutual benefits and obligations of the parties contained herein, Buyer and Seller agree as follows:


                                   ARTICLE I.
                                   DEFINITIONS

     1.1 CERTAIN DEFINITIONS. As used herein, each of the following terms shall have the meaning set forth below for such term, except as otherwise expressly provided in this Agreement:

     "Barrels" means 42 United States standard gallons of 231 cubic inches per gallon at 60 degrees Fahrenheit.

     "Closing" means the consummation of the purchase and sale transaction contemplated hereby, as provided in Article V.

     "Closing Documents" means this Agreement, the Conveyance, the Production and Delivery Agreement and any other document or instrument executed or delivered by or on behalf of Seller at or in connection with the Closing, as provided in Article V.

     "Contracts" means all contracts for the sale, purchase, exchange and processing of Oil attributable to the Subject Interests, transportation agreements, farm-in and farm-out agreements, joint operating agreements, equipment leases, and all other contracts or agreements, other than the Leases, relating to the acquisition, exploration, development, production operations, or maintenance of the Wells or the Leases, including the Other Agreements listed in Exhibit A.

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     "Conveyance" means the Conveyance of Production Payment to be executed by
Seller and Buyer in the form attached hereto as Exhibit B, and covering the Subject Interests, as such conveyance may be amended, modified, supplemented or restated from time to time.

     "Encumbrances" means pledges, liens, mortgages, security interests, contract obligations, options, claims and encumbrances.

     "Good and Defensible Title" means, for each Lease, Well or Unit, as the case may be, such record title that (i) entitles Seller to receive throughout the life of such, Lease, Well or Unit, a Net Revenue Interest in, to and from Oil attributable to such Lease, Well or Unit, as the case may be, not less than the Net Revenue Interest specified for such Lease, Well or Unit on Exhibit A attached hereto and (ii) is free and clear of all Encumbrances except Permitted Encumbrances.

     "Indemnified Parties" shall have the meaning given such term in Section
6.06.

     "Lands" means the lands covered by a Lease, lands included in a Unit and lands within an area covered by a unitization, communitization or pooling agreement or order.

     "Lease" means an oil, gas and/or mineral lease described or identified in Exhibit A attached hereto as to all Lands and depth described in such lease (or the applicable part or portion thereof if specifically limited in depth and/or areal extent in Exhibit A), together with any renewal or extension of such lease (as to all or any part or portion thereof), and any replacement lease taken upon or in anticipation of expiration or termination of such lease (if executed and delivered during the term of or within one year after expiration of the predecessor lease) as to all Lands and depths described in the predecessor lease (unless the predecessor lease is specifically limited in depth or areal extent in Exhibit A, in which event only such portion of such lease shall be considered a renewal or extension or a replacement lease and subject to the terms of this Agreement), and all renewals and extensions of such replacement leases.

     "NBD Mortgage" means the indenture of mortgage, security agreement, financing statement and assignment of production in favor of First Chicago/NBD Bank encumbering the Subject Interests.

     "Net Revenue Interest" means the interest (expressed as a percentage) of Seller in and to all Oil produced from or allocated or attributable to a Lease, Well or Unit, as the case may be, and of the proceeds of such production, after giving effect to and deducting all applicable Production Burdens (other than the Production Payment) and after giving effect to all Permitted Encumbrances.

     "Oil" means crude oil, condensate, and other liquid Oil recovered at or near the wellhead, including liquid Oil recovered by use of conventional separators, but excluding hydrocarbon, recovered in connection with gas processing operations.

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     "Permitted Encumbrances" means and includes the following:

          (a) Production Burdens which do not reduce Seller's Net Revenue Interest In a Lease, Well or Unit below the Net Revenue Interest set forth on Exhibit A for such Lease, Well or Unit;

          (b) Encumbrances under contracts and pooling and unitization orders of a scope and nature customary in the oil and gas industry, insofar as they do not cause Seller's Net Revenue Interest in a Lease, Well or Unit to be less than the Net Revenue Interest set forth on Exhibit A;

          (c) Liens for taxes or assessments or governmental charges not yet delinquent and taxes, assessments and charges that are being contested in good faith;

          (d) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business securing amounts not yet due and payable or which are being contested in good faith;

          (e) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface or seafloor operations incidental to the ownership of the Subject Leases;

          (f) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Leases, Wells or Units which taken individually or together (i) do not interfere materially with the operation, value or use of any of the Leases, wells or Units; (ii) do not prevent Seller from receiving the proceeds of production from any of the Leases, Wells or Units or Buyer from receiving Production Payment Oil, or the proceeds thereof; (iii) do not reduce the Seller's Net Revenue Interest in a Lease, Well or Unit below the Net Revenue Interest set forth in Exhibit A for such Lease, Well or Unit (prior to giving effect to rights of non-consent hereafter exercised).

          (g)  Call on Oil production held by UNOCAL.

     "Person" means any individual, natural person, corporation, limited liability company, joint venture, partnership, limited partnership, trust, estate, business trust, association, governmental entity or other entity.

     "Personal Property and Equipment" means equipment, pipe and other personal property, fixtures and improvements situated upon the Land pertaining to a Lease, Well or Unit or used or held in use in connection with the exploration, development or operation of a Lease, Well or Unit or the production, treatment, storage, compression, sale, marketing or transportation of the Oil therefrom.

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     "Production Agreement" means the Production and Delivery Agreement to be entered into by and between Buyer and Seller in the form of Exhibit C attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

     "Production Burdens" means all royalty interests, overriding royalty interests, production payments, net profits interests or other similar non-operating interests that constitute a burden on and are measured by or are payable out of, the production of Oil or the proceeds realized from the sale or other disposition of Oil, other than Taxes, Severance Taxes and assessments of governmental authorities.

     "Production Payment" shall have the meaning given such term in Section 1.01 of the Conveyance.

     "Production Payment Floor" means $6,002,850.00.

     "Production Payment Oil" means the Oil which is attributable to the Production Payment.

     "Purchase Price" shall have the meaning given such term in Section 2.01.

     "Scheduled Amount" means 700 Barrels of Oil per day until the Termination Date.

     "Subject Interests" means the respective undivided interests of Seller set forth in Exhibit A in and to the Leases, Unit or Wells described on Exhibit A and the interests of Seller arising therefrom in all Oil produced from or allocated or attributable to such interests and in all Lands now or hereafter pooled, communitized or unitized therewith, all as the same shall be enlarged by the discharge of any burden, or by the removal of any charges or encumbrances to which any of them may be subject as of the date hereof or decreased as a result of any burden, charge or encumbrance set forth in Exhibit A as to any Lease or Leases, Well or Wells, or Unit or Units, and any and all renewals and extensions of any of the same.

     "Subject Lands" means with respect to each Well, Unit or Lease, as the case may be, the Lands and depths described in Exhibit A (where no depth limit is specified, the Subject Lands shall include all depths).

     "Subject Properties" or "Subject Property" means, collectively or singularly, all of Seller's rights, titles and interests in and to (i) the Subject Interests, (ii) the lands, (iii) the Personal Property and Equipment and
(iv) the Contracts.

     "Taxes" means all ad valorem, property, occupation, gathering, pipeline, windfall profit, severance, gross production, excise, energy, federal income, state income, franchise, single business tax and other taxes, governmental charges and assessments levied or imposed on any of the Subject Interests, the Production Payment or the Production Payment Oil, other than federal income taxes, state income taxes, franchise taxes levied against Seller and any other taxes levied against the overall net income or gross receipts of Seller.

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     "Termination Date" means the date upon which Seller has delivered to Buyer, or to Buyer's credit, 320,000 Barrels of Production Payment Oil.

     "Title Defect" means any Encumbrance (or any claim of an Encumbrance) other than a Permitted Encumbrance which would cause title to any Lease, Land, Well or Unit included in the Material Properties not to be Good and Defensible Title.

     "Unit" means with respect to each Well, the Drilling Unit specified in Exhibit A, whether such Drilling Unit consists of (a) the drilling or spacing unit for such Well as approved by the appropriate state agencies or (b) a pooled unit or unitized tract existing pursuant to a pooling declaration or agreement, a unitization agreement or order, or any other written instrument.

     "Well" means a well described by name in Exhibit A, a well now located on the Subject Lands (whether or not described in Exhibit A) or hereafter drilled on the Subject Lands, and any other wells now or hereafter located on lands or leases pooled, unitized or communitized with the Subject Interests for the purpose of producing Oil.


                                   ARTICLE II.
                                  TRANSACTIONS

     2.1 PURCHASE AND SALE OF PRODUCTION PAYMENT. Subject to and in accordance with the terms and conditions of this Agreement and the other Closing Documents to be subsequently executed by the parties, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the Production Payment, until the Termination Date, for a purchase price of Five Million Two Hundred Seventy-One Thousand and 00/100 Dollars ($5,271,000.00) (the "Purchase Price"), and the parties agree to execute and deliver the Closing Documents. The Purchase Price shall be paid and delivered by Buyer to Seller as provided in
Section 5.03.

     2.2 PRODUCTION PERCENTAGES. In meeting its obligations hereunder and under the Closing Documents, Seller shall deliver to Buyer the Production Payment Oil subject to the following conditions:

     (a) A minimum of 33.6% of the Scheduled Amount to be delivered to Buyer shall be produced from Wells located in the State of Montana;

     (b) A maximum of 66.4% of the Scheduled Amount to be delivered to Buyer shall be produced from Wells located in the State of Wyoming; and

     (c) Of the total Production Payment Oil delivered to Buyer, no more than 46.86% shall come from the South Casper Creek Field located in the State of Wyoming.

     2.3 REVENUE SHARING. On the Termination Date, 25% of revenues, less severance taxes, previously received by Buyer above the Production Payment Floor shall be distributed to Seller. Accounting for, and settlement of, such excess amounts, if any, shall be made within thirty (30) days after the Termination Date.

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                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     To induce Buyer to enter into this Agreement and to pay the Purchase Price, Seller hereby represents and warrants to Buyer that:

     (a) To the knowledge of Seller, the factual data, information, exhibits memoranda and reports furnished by Seller to Buyer in connection with the negotiation of the Closing Documents (taken as a whole, and taking into account all corrections and supplements to such information heretofore delivered) do not contain any untrue statement of material fact or omit to state a material fact known to Seller when made and which is necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Seller that has not been disclosed to Buyer which could materially and adversely affect the value of the Production Payment (other than commodity prices). (In accepting these representations and warranties Buyer acknowledges that Seller has not warranted or made any representation that any reserve or production estimates relating to the Subject Interests revealed to or obtained by Buyer will ultimately prove to have been accurate.)

     (b) Seller has Good and Defensible Title to the Lands, Wells or Units described in Exhibit A, free and clear of all Encumbrances except for the Permitted Encumbrances and NBD Mortgage.

     (c) All Taxes imposed or assessed with respect to or measured by or charged against or attributable to the Subject Interests and the Subject Properties have been paid prior to delinquency, except those which are being contested in good faith by proceeding being pursued diligently by Seller.

     (d) There are no suits or proceedings pending or, to the knowledge of Seller, probable of assertion against Seller or the Subject Interests, or the ownership or operation thereof, before any court, or by or before any governmental authority, that if decided adversely to the interest of Seller would have material and adverse effect on the value of the Production Payment, the ability of Seller to convey the Production Payment pursuant to the Production Payment Documents or the ability of Seller to perform its obligations under the Production Payment Documents.

     (e)  The Leases are in full force and effect.

     (f) All rents and royalties with respect to the Leases have been paid in a timely manner, and all material liabilities or obligations of any kind or nature under or incurred with respect to the Leases have been paid or performed in accordance with the terms of the Leases and Seller's customary practices, except such which are being contested in good faith by proceedings being pursued diligently by Seller or such as could not materially and adversely affect the ownership or operation of any of the Subject Interests; Seller has not received any notice of default or claimed default with respect to the Subject Interests or any Lease or any part

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thereof; and all facilities and equipment necessary for the operation of the
Wells are in good repair and working condition subject to ordinary maintenance and repair requirements.

     (g) Neither the Subject Interests nor the Oil attributable thereto are subject, committed or dedicated to any contract, agreement or arrangement which would otherwise restrict the rights of Buyer under the Conveyance to take possession of and market the Production Payment Oil.

     (h) The Subject Interests are not subject to a preferential purchase right to purchase or subject to a requirement that a consent to assignment be obtained from a third party which would be triggered by the conveyance of the Production Payment.

     (i) The Subject Interests (to the extent the same could materially and adversely affect the ownership or operation of the Subject Interests after the date hereof) have been operated in accordance with, and are currently in compliance with, all rules and regulations of all governmental authorities having jurisdiction relating to the ownership and operation of the Subject Interests, including the production of Oil attributable thereto, and to the best of Seller's knowledge, no action, claim or proceeding is now pending or probable of assertion that would cause the Subject Interests hereafter to be subject to reduced allowances or other penalties on account of overproduction or otherwise.

     (j) Seller has all requisite corporate power and authority to own, lease, operate and transfer his properties located in the states of Montana and Wyoming (including the Subject Interests) and to carry on his business as now being conducted; and Seller has all requisite power and authority (i) to execute and deliver the Conveyance and to convey to Buyer the Production Payment, as the same may hereafter be supplemented, and all of the rights and privileges appurtenant thereto and (ii) to execute and deliver this Agreement and the other Closing Documents and to perform all of his obligations under the same.

     (k) The execution, delivery and performance by Seller of the Closing Documents to which Seller is a party and the consummation of the transactions contemplated herein and therein will not (i) violate any material provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Seller or (ii) result in a breach of, or constitute a default under, any material contract, indenture, instrument, or agreement to which Seller is a party or by which it or its property may be presently bound or affected (including the Leases) or result in or require the creation or imposition of any Encumbrance under any such contract, indenture, instrument, or agreement Seller has obtained, and shall continue to obtain, all consents authorizations and waivers necessary under any such contract, indenture, instrument or agreement or under any such material provision of law, rule regulation, order, writ, judgment, decree, determination or award in order to permit the valid execution, delivery and performance by Seller of the Closing Documents.

     (l) The Closing Documents have been duly executed and delivered by Seller (to the extent it is a party thereto) and constitute the legal, valid and binding acts and Obligations of Seller, enforceable against Seller in accordance with their respective terms except as such enforcement may be limited by bankruptcy, fraudulent transfer, insolvency, moratorium and other similar laws applicable to creditors' rights generally or by general principles of equity.

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No bankruptcy or insolvency proceeding is presently pending (or, to Seller's knowledge, threatened) by or against Seller under any applicable bankruptcy, insolvency or other similar law of any jurisdiction.

     (m) All advance notifications to other Persons, if any, of the transactions contemplated herein and in the other Closing Documents necessary to permit the valid conveyance to Buyer of the Production Payment and the execution and delivery of this Agreement and the other Closing documents have been timely and properly given.

     (n) No authorization, consent, approval, license, or exemption of, or any filing or registration with, any court or governmental authority is necessary to the valid execution and delivery by Seller of, or the performance by Seller of its obligations under, this Agreement or the other Closing Documents, that has not been obtained or performed or the period for objection thereto expired, other than routine filings of the Conveyance and any supplements thereto with filing officers in relevant counties.

     (o) Seller has obtained or will timely obtain all permits, licenses, bonds and other authorizations under federal, state and local laws which are necessary to own, operate and develop the Subject Interests and which are required with respect to pollution or protection of the environment relating to the Subject Interests, including laws relating to actual or threatened emissions, discharges or releases of pollutants, raw materials, products, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, the failure to obtain which would materially and adversely affect the value, use or operation of any of the Subject Interests; and to the best of Seller's knowledge and belief, Seller is in compliance in all material respects with all terms and conditions of such laws, permits, licenses and authorizations, and also is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligation, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to the Subject Interests, the failure to comply with which would materially and adversely affect the value, use or operation of the Subject Interests; and Seller has not (and to Seller's knowledge and belief, no other Person acting as operator has) received notice of a violation of or investigation relating to any federal, state or local laws with respect to pollution or protection of the environment relating to the Subject Interests.


                                   ARTICLE IV.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     To induce Seller to enter into this Agreement and to convey the Production Payment, Buyer represents and warrants to Seller that:

     (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Buyer has all requisite corporate power and authority to

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execute and deliver this Agreement and the other Closing Documents and to perform its obligations under the same. The execution, delivery and performance by Buyer of this Agreement and the other Closing Documents and the consummation of transactions contemplated herein and therein have been duly authorized by all necessary corporate action and do not and will not violate any material provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Buyer or Buyer's certificate of incorporation, bylaws, or other governing documents, result in a breach of, or constitute a default under, any material contract, indenture, instrument or agreement to which Buyer is a party or by which it or any of its material properties may be presently bound or affected, or result in or require the creation or imposition of any Encumbrance upon or of any of the material properties of Buyer under any such contract, indenture, instrument or agreement; and Buyer has obtained, and shall continue to obtain, al consents, authorizations and waivers necessary under any such contract, indenture, instrument or agreement or under any such material provision or law, rule, regulation, order, writ, judgment, decree, determination or award in order to permit the valid execution, delivery, and performance by Buyer of the Closing Documents.

     (b) The Closing Documents have been duly executed and delivered by Buyer (to the extent it is a party thereto) and constitute the legal, valid and binding acts and obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as such enforcement may be limited by bankruptcy, fraudulent transfer, insolvency, moratorium and other similar laws applicable to creditors' rights generally or by general principles of equity; no bankruptcy or insolvency proceeding is presently pending (or, to Buyer's knowledge, threatened) by or against Buyer under any applicable bankruptcy, insolvency or other similar law of any jurisdiction.


                                   ARTICLE V.
                                    CLOSING

     5.1 THE CLOSING IN GENERAL. Upon execution of this Agreement, this Agreement shall constitute the complete understanding of the parties and be binding upon Buyer and Seller. The consummation of the purchase and sale transaction relating to the Production Payment (referred to herein as the "Closing) shall occur at a location to be mutually agreed upon, on or before November 15, 1996. At the Closing, each of Buyer and Seller shall deliver the instruments described in Section 5.02 which are to be delivered by it and shall take all additional steps necessary to consummate such Closing and to effectuate the conveyance of the Production Payment to Buyer.

     5.2  DELIVERIES AT THE CLOSING.  The following shall occur on the Closing:

           (a) Buyer and Seller shall deliver the following:

                (i) Counterparts of the Conveyance;
               (ii) Counterparts of the Production Agreement; and
              (iii) The agreement contemplated in Section 5.04(b)
                    hereunder.

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          (b)  Buyer shall deliver the Purchase Price to Seller.

          (c) The parties shall take such other actions and make such other deliveries of documents as are necessary or appropriate to effectuate the conveyance to Buyer of the Production Payment and to satisfy the conditions to the closing.

     5.3 RECORDINGS. Immediately following the Closing, Buyer shall cause counterparts of the Conveyance, actually delivered at the Closing to be filed for record in the appropriate public records of the counties and in such other locations or offices as deemed necessary or appropriate by Buyer. Buyer shall pay the costs of recording and shall be responsible for the payment or reimbursement of all documentary, filing and recording fees required in connection with the filing and recording of the Conveyance.

     5.4 CONDITIONS TO CLOSING. The obligation of Buyer to proceed with the Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions precedent, which may be waived in whole or part in writing by Buyer:

          (a) Seller shall have delivered all necessary agreements required to be delivered by it hereunder at or prior to the Closing, and each of the representations and warranties contained in Article III hereof shall continue to be true and correct on and as of such Closing in all material respects, except such as are made as of another date, which, nonetheless shall remain true and correct as of the date made.

          (b) With respect to the NBD Mortgage, Seller shall have delivered a partial release, a subordination agreement or any other agreement satisfactory to Buyer.


                                   ARTICLE VI.
                                  MISCELLANEOUS

     6.1 ANNOUNCEMENTS. Each party covenants and agrees with the other that, subject to applicable law, each party shall promptly advise and consult with the other and obtain the other's written consent before issuing any press release with respect to this Agreement or the transactions described herein.

     6.2 FURTHER ASSURANCES. Seller and Buyer agree to take all such further action and to execute, acknowledge and deliver all such further documents that are necessary or useful to effectuate the conveyance, amendment or restatement of the Production Payment and to carry out the purposes of this Agreement or any of the Closing Documents.

     6.3 SURVIVAL. The representations, warranties, covenants, agreements and indemnities in this Agreement and in the other Closing Documents shall survive the Closing and the consummation of the transactions described herein and therein. Furthermore the provisions of Section 6.06 shall survive termination of this Agreement upon a failure to close.

     6.4 EXPENSE. Except as otherwise provided in this Agreement or in the other Closing Documents, each party hereto shall bear and be responsible for all fees, costs and expenses (including, without limitation, legal, accounting and engineering expenses) incurred by such party with respect to the negotiation, documentation and consummation of the transactions described herein.

     6.5 NOTICES. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, mailed by certified mail, postage prepaid and return receipt requested or sent by telecopier, as follows:

     If to Seller, addressed to:

          Mercury Exploration Company
          1619 Pennsylvania Ave.
          Fort Worth, TX 76104
          Attention: Glenn Darden
          Phone: (817) 332-9133
          Fax: (817) 877-3829

     If to Buyer, addressed to:

          Supply Development Group, Inc.
          150 West Jefferson, Suite 1900
          Detroit, MI 48226
          Attention: Alan Saunders
          Phone: (313) 963-3814
          Fax: (313) 963-3833

or to such other place within the United States of America as either party may designate in writing. All notices given by personal delivery or by mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours or if received after the recipient's normal business hours, at the beginning of the next business day after receipt.

     6.6  INDEMNIFICATION.

          (a) Seller shall fully defend, protect, indemnify and hold harmless Buyer and Buyer's successors, assigns ("Indemnified Parties") from and against any and all losses which may be suffered by Indemnified Parties and from and against any and all claims, demands, suits and causes of action (collectively, "Claims") of every kind and character (together with reasonable attorneys' fees and costs of defence) which may be asserted by any Person (including Seller, Seller's officers and Affiliates of Seller), to the extent relating to, arising out of, or in any way incidental to the breach of any warranty or representation contained in Article III of this Agreement, regardless of whether Buyer may have known of such breach or of the condition giving rise to such breach, but excluding breaches or conditions arising as a result of the gross negligence, willful misconduct, bad faith, or violation of law by Buyer or its Indemnified Parties.

          (b) In the event any Claim is asserted against any Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Seller of such Claim. Pursuant to its defense obligation provided in the first sentence of Section 6.06(a), Seller shall employ counsel reasonably satisfactory to Buyer and shall take such other steps as are reasonably necessary or appropriate to defend the Indemnified Parties against such Claim.

     6.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

     6.8 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and, subject to the following restriction, shall inure to the benefit of the panics hereto and their respective permitted successor and assigns Nothing contained herein shall in any way limit or restrict the right of Buyer, or Buyer's successors and assigns, to transfer, assign or pledge their respective rights or obligations hereunder in whole or in part. Notwithstanding the foregoing, Seller shall not transfer, assign or pledge its rights or obligations hereunder without the prior written consent of Buyer, such consent shall not be unreasonably withheld.

     6.9 SCHEDULES AND EXHIBITS. The Schedules and Exhibits attached hereto and referred to herein constitute a part of this Agreement.

     6.10 ENTIRE AGREEMENT: AMENDMENTS: WAIVERS. This Agreement, and the Closing Documents constitute the entire agreement between the parties hereto with respect to the transactions described herein, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Each party acknowledges that it has read and understands the terms of this Agreement and the Closing Documents and has had the opportunity to consult with legal, tax and accounting counsel and advisers of its choice concerning the meaning and effect thereof. Neither party has relied upon the other party or its counsel or advisers with respect to the meaning or effect of any such agreement or instrument.

     6.11 HEADINGS. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     6.12 COUNTERPARTS. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

     EXECUTED on the date first set forth above.

                                      SELLER:

                                      MERCURY EXPLORATION COMPANY






                                      BUYER:

                                      SUPPLY DEVELOPMENT GROUP, INC.

                                  EXHIBIT B
                                CONVEYANCE OF
                             PRODUCTION PAYMENT

     THIS CONVEYANCE OF PRODUCTION PAYMENT (this "Conveyance"), dated this _____ day of November, 1996, is from MERCURY EXPLORATION COMPANY, a Texas corporation, whose address is 1619 Pennsylvania Ave., Fort Worth, Texas 76104 ("Grantor"), to MCNIC OIL & GAS f/k/a SUPPLY DEVELOPMENT GROUP, INC., a Michigan corporation, whose address is 150 W. Jefferson Avenue, Suite 1900, Detroit, Michigan 48226 ("Grantee").

     WHEREAS, Grantor is the owner of the undivided interests in and to the oil and gas properties described in Exhibit A hereto (as defined below, collectively, the "Subject Interests"), and has agreed to sell and convey to Grantee as a production payment a limited term interest in such Subject Interests; and

     WHEREAS, capitalized terms used herein shall have the meanings given to them in Article II hereof, unless such terms are otherwise defined herein;

     NOW, THEREFORE, know all by these present:


                                  ARTICLE I
                                 CONVEYANCE

     Section 1.1 CONVEYANCE OF INTEREST. For and in consideration of Ten Dollars ($10.00) cash and other good and valuable consideration to Grantor in hand paid by Grantee, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby GRANTS, BARGAINS, SELLS, CONVEYS, ASSIGNS, SETS OVER and DELIVERS unto Grantee, as a production payment (the "Production Payment"), a limited term interest in each of the Subject Interests and in and to the Oil in and under and that may be produced and saved from the Subject Interests equal to the respective Production Payment Interest applicable to each Subject Interest but not to exceed during any Month the Subject Quantity of the first Oil produced and saved from all of the Subject Interests during such Month, together with all and singular the rights and appurtenances thereto in anywise belonging.

     TO HAVE AND TO HOLD the Production Payment unto Grantee, its successor and assigns forever, subject to the following terms, provisions and conditions.

     Section 1.2 NON-OPERATING, NON-EXPENSE BEARING INTEREST. The Production Payment conveyed hereby is a non-operating, non-expense bearing limited term interest in and to the Subject Interests (being a real property interest), free of all cost, risk and expense of production, operations, storage, gathering, handling, processing, treating, transporting and delivery prior to delivery to Grantee or Grantee's credit at the relevant Delivery Point. In no event shall Grantee ever be liable or responsible in any way for payment of any costs, expenses or liabilities attributable to the Subject Interests (or any part thereof) or incurred in connection with the production, saving or delivery of Production Payment Oil prior to delivery to Grantee or Grantee's credit at the relevant Delivery Point. This Conveyance is an absolute conveyance of a real property interest.

     Section 1.3 TERMINATION. The Production Payment shall remain in full force and effect until the Termination Date. At the Termination Date, all rights, titles and interests herein conveyed shall automatically terminate and vest in Grantor, and within 30 days after request by Grantor, Grantee shall execute and deliver such instrument or instruments as may be necessary to evidence the termination of the Production Payment. In the event any individual Subject Interest (or portion thereof, as applicable) should terminate before the Termination Date and not be extended, renewed or replaced, the Production Payment no longer shall apply to that particular Subject Interest (or such portion thereof, as applicable), but the Production Payment shall remain in full force and effect and undiminished as to all remaining Subject Interests (and the remaining portion of such Subject Interest, as applicable), and neither the Subject Quantity nor the Adjustment Amount shall ever be reduced or diminished solely by reason of the termination of an individual Lease (or the termination of a Lease as to such portion thereof, as applicable).

     Section 1.4 DELIVERY TO GRANTEE. The Production Payment Oil shall be delivered to Grantee, or to the credit of Grantee, free of cost to the purchaser of Oil at the relevant Delivery Point. As between Grantor and Grantee, Grantor shall be in exclusive control and possession of the Production Payment Oil deliverable hereunder and responsible for any loss, damage or injury caused thereby until the same shall have been delivered to Grantee, or to the credit of Grantee, at the relevant Delivery Point, after which delivery Grantee shall be deemed to be in exclusive control and possession thereof and responsible for any loss, injury or damage caused thereby. To the extent it has the right to do so, Grantor hereby grants to Grantee, easements and rights-of-way over and across the lands pooled, communitized and/or unitized therewith, together with rights of ingress and egress to go on or about such lands for purposes of receiving, accepting and taking Production Payment Oil at the relevant Delivery Point.

     Section 1.5 CERTAIN LIMITATIONS. The Production Payment and the recovery of the Production Payment Oil shall be subject to the following:

     (a) Grantee shall look solely to the Production Payment Oil for satisfaction and discharge of the Production Payment. However, the foregoing sentence shall not relieve Grantor of any obligations under this Conveyance and the Production Agreement or any obligation to respond in damages for any breach of this Conveyance or the Production Agreement.

     (b) Each Month prior to and including the Termination Date, the Production Payment shall apply to each of the Subject Interests, and the Production Payment Oil delivered to Grantor or to Grantor's credit as provided in Section 1.04 of this Conveyance shall be credited and applied as follows: first, to the delivery of the Scheduled Amount for such Month, then to the delivery of the Adjustment Amount, if any, for such Month.

     (c) The occurrence of an event of Force Majeure shall not suspend or affect the calculation of the Adjustment Amount hereunder.

     Section 1.6 MEASUREMENT. Measurement of Oil (expressed in Barrels) shall be determined in accordance with generally accepted industry practices in effect at the Date and place of delivery.

     Section 1.7 ROYALTIES; TAXES. The Production Payment shall be free of (and without deduction therefrom of) any and all Production Burdens and shall bear no part of same; the Subject Interests shall be burdened with, and Grantor shall timely pay, all such Production Burdens, and Grantor shall defend, indemnify and hold Grantee harmless from and against any loss or claim with respect to any such Production Burden or any claim by the owners or holders of such interests. The Production Payment and the Production Payment Oil actually produced and delivered to or for the account of Grantee shall be subject to and bear a proportionate share of the severance taxes imposed upon such delivered Oil only and Grantee shall be responsible for and pay (or cause to be paid) such severance taxes in accordance with applicable law. For purposes of this Conveyance only, the parties have agreed that the Production Payment Oil shall be subject to a severance tax rate of 5.76%, regardless of applicable law. Grantor shall be responsible for and pay for any severance tax imposed by applicable law upon the Production Payment Oil which is in excess of the agreed upon rate of 5.76%. If the severance tax imposed by applicable law on the Production Payment Oil is less than the agreed upon rate of 5.76%, Grantor shall be entitled to retain the difference. Except with respect to such share of severance taxes, Grantor shall bear and pay all Taxes (as such term is defined herein), liens upon or imposed with respect to the Subject Interests (including the Production Payment and the Production Payment Oil), the Production Payment Oil being free of Taxes and delivered without deduction of any kind for Taxes.

     Section 1.8 MORTGAGE, ASSIGNMENT OR POOLING BY GRANTOR. Prior to the Termination Day, (i) Grantor shall not mortgage, pledge or hypothecate the Subject Interests or any part thereof or create or allow there to remain any lien or security interest on or against any Oil produced therefrom, and (ii) Grantor shall not assign, sell, convey, pledge or otherwise transfer the Subject Interest or any part hereof unless Grantee expressly consents thereto in writing, the Transferee expressly agrees to assume and perform all of Grantor's obligations under this Conveyance, and such sale transfer or assignment is made and expressly subject and subordinate to this Conveyance. Any purported mortgage, pledge, hypothecation, lien, security interest, assignment, sale, conveyance or other transfer in contravention of the foregoing terms shall be null and void.

     Section 1.9 TITLE. Grantor warrants and represents that the Leases are valid and subsisting oil and gas leases covering the lands and tracts described in Exhibit A and that Grantor's ownership of the Subject Interests entitles Grantor to a net revenue interest not less than the net revenue interests identified on Exhibit A. Grantor hereby binds Grantor and Grantor's successors and assigns, to warrant and forever defend all and singular title to the Production Payment and the Production Payment Oil, unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof. There is also hereby conveyed to Grantee, by way of substitution and subrogation, all rights of warranty and contractual representations or covenants of any kind or nature held by Grantor against any of Grantor's respective predecessors in title.


                                  ARTICLE II
                                  DEFINITIONS

     As used herein and in the exhibits hereto, the following terms shall have the respective meanings ascribed to them below;

     "Adjustment Amount" means, as of the commencement of any Month commencing after October, 1996, the Adjustment Amount as of the beginning of the prior Month plus the Production Payment Deficiency, if any, for such prior Month.

     "Barrels" means 42 United States standard gallons of 231 cubic inches per gallon at 60 degrees Fahrenheit.

     "Conveyance" means this Conveyance of Production Payment, as the same may be amended, supplemented, restated or otherwise modified from Date to Date.

     "Delivery Point" means for each Subject Interest described on Exhibit A the points or points in or near the field where oil produced from a Well in such field is customarily delivered to the purchaser thereof.

     "Force Majeure" means acts of God, strikes, lockouts, or other industrial disturbances, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints and prohibitions of government, either federal or state, inability to obtain necessary materials, supplies (other than Oil), or permits due to existing or future rules, orders, or laws of governmental authorities (both federal and state), civil disturbances, explosions, sabotage, breakage or accident to machinery or lines of pipe, freezing of lines of pipe, interruption or curtailment of firm or interruptible transportation services provided by third party transporters, and any other causes whether of the kind herein enumerated or otherwise, which are not anticipated at the date of execution hereof, which are not within the control of the party claiming suspension and which by the exercise of due diligence such party could not have prevented or is unable to overcome. By way of illustration, the term "Force Majeure" shall not include shutdowns or interruptions due to routine maintenance, repairs or workovers; or depletion of reserves.

     "Lands" means the lands covered by a Lease, lands included in a Unit and lands within an area covered by a unitization, communitization or pooling agreement or order.

     "Lease" means an oil, gas and/or other mineral lease described with particularity in Exhibit A hereto as to all Lands and depths described in such lease, together with any renewal or extension of such lease (as to all or any portion thereof),-and any replacement lease taken upon or in anticipation of the expiration or termination of such lease and all renewals and extensions of such replacement leases.

     "Month" means the period beginning at 7:00 a.m. EST on the first day of a calendar month and ending 7:00 a.m. EST on the first day of the immediately following calendar month.

     "Oil" means crude oil, condensate and other liquid oil recovered at or near the wellhead, including liquid oil recovered by use of conventional separators.

     "Production Agreement" means the Production and Delivery Agreement executed on the date of this Conveyance, by and between Grantor and Grantee, as the same may be amended, supplemented, restated or otherwise modified from time to time.

     "Production Burdens" means all royalty interests, overriding royalty interests, production payments net profits interests or other similar non-operating interests that constitute a burden on and are measured by, or are payable out of, the production of Oil or the proceeds realized from the sale or other disposition of Oil other than Taxes and assessments of governmental authorities.

     "Production Payments" shall have the meaning given such term in Section
1.01 hereof.

     "Production Payment Deficiency" means, for each Month, an amount equal to the quantity (expressed in Barrels) of Production Payment Oil actually received by Grantee during such Month subtracted from the Scheduled Amount for such Month.

     "Production Payment Interest" means, with respect to each Subject Interest, 95% of the net revenue interest specified in Exhibit "A" as to such Subject Interest.

     "Scheduled Amount" means 700 Barrels of Oil per day multiplied by the number of days in such Month.

     "Subject Interests" or "Subject Interest" means the respective undivided interests of Grantor set forth in Exhibit A in and to Leases, Units or Wells described in Exhibit A and the interests of Grantor arising therefrom in all Oil produced from or allocated or attributable to such interests and in all lands now or hereafter pooled, communitized or unitized therewith, all as the same shall be enlarged by the discharge of any burdens or by the removal of any charges or encumbrances to which any of the same may be subject as of the date hereof or decreased as a result of any burden, charge or encumbrance set forth in Exhibit A as to such Leases, Wells or Units, and any and all renewals and extensions of any of the same.

     "Subject Lands" shall mean the Lands and depths described in Exhibit A (where no depth limit is specified, the Subject Lands shall include all depths).

     "Subject Quantity" means for a Month the quantity of Oil equal to the sum of (a) the Scheduled Amount of Production Payment Oil for such Month, plus (b) the Adjustment Amount for such Month.

     "Taxes" means all ad valorem, property, occupation, gathering, pipeline, windfall profit, severance, gross production, excise, energy, federal income, state income, franchise, single business tax and other taxes, governmental charges and assessments levied or imposed on any of the Subject Interests, the Production Payment or the Production Payment Oil prior to delivery at the relevant Delivery Point, other than (a) federal income tax' state income taxes, franchise taxes levied against Grantee and any other taxes levied against the overall net income or gross receipts of Grantee and (b) severance taxes levied or imposed on and attributable solely to the Production Payment Oil actually delivered to or for the account of Grantee at each Delivery Point.

     "Termination Date" means the date upon which Grantor has delivered to Grantee or to Grantee's credit, 320,000 Barrels of Production Payment Oil.

     "Unit" means the drilling or spacing Unit for a Well as approved by the Department of Natural Resources or the equivalent department in the state in which the Well is located.

     "Wells" means a well now located on the Subject Lands or hereafter drilled on the Subject Lands, and any other wells now or hereafter located on lands or leases pooled, unitized or communitized with the Subject Interest.


                                  ARTICLE III
                                 MISCELLANEOUS

     Section 3.1 PROTECTION TO PURCHASERS. No company or person purchasing the Production Payment Oil shall be required to take notice of, or keep informed concerning the termination of the Production Payment, until actual receipt of notice from Grantee advising such company or person of such termination.

     Section 3.2 GOVERNING LAW. THIS CONVEYANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MICHIGAN, EXCEPT TO THE EXTENT THE LAWS OF ANY OTHER STATE ARE MANDATORILY APPLICABLE.

     Section 3.3 SUCCESSOR AND ASSIGNS. The provisions and conditions contained in this Conveyance shall run with the land and the respective interests of Grantor and Grantee and (subject to the restrictions in Section 1.08) shall be binding upon and inure to the benefit of Grantor and Grantee and their respective successors and assigns. All references herein to either Grantor or Grantee shall include their respective successors and assigns.

     Section 3.4 COUNTERPART EXECUTION; RECORDATION. This Conveyance may be executed in multiple originals all of which shall constitute one and the same Conveyance; provided, however, in order to facilitate recording of this Conveyance in the public records of each of the jurisdictions in which the Leases are located, the exhibits attached to a counterpart recorded in a single jurisdiction may contain only those pages (or portions thereof) which apply to properties located in such jurisdiction.

     Section 3.5 PARTIAL INVALIDITY. Except as otherwise expressly stated herein, in the event any provision contained in this Conveyance shall for any reason be held invalid, illegal or unenforceable by a court or regulatory agency of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any of the remaining provisions of this Conveyance, which shall remain in full force and effect.

     THIS CONVEYANCE is executed as of the day first above written but effective for all purpose as of the 1st day of October, 1996.


GRANTOR:                              GRANTEE:

MERCURY EXPLORATION COMPANY           MCNIC OIL & GAS


By:                                   By:
   ------------------------              ------------------------
   Its:                                  Its:
       --------------------                  --------------------

                                    EXHIBIT C
                        PRODUCTION AND DELIVERY AGREEMENT


     THIS PRODUCTION AND DELIVERY AGREEMENT (this "Agreement") is made and entered into as of the day of November, 1996 by and between MERCURY EXPLORATION COMPANY, a Texas corporation ("Grantor"), and MCNIC OIL & GAS f/k/a SUPPLY DEVELOPMENT GROUP, INC., a Michigan corporation ("Grantee").

     WHEREAS, by a Conveyance of Production Payment of even date herewith, from Grantor to Grantee (the "Conveyance"), Grantee has purchased and acquired from Grantor and Grantor has sold and conveyed to Grantee, a Production Payment in the Subject Interests which are described in Exhibit A to the Conveyance;

     WHEREAS, by a Purchase and Sale Agreement dated October 31, 1996 (the "Purchase Agreement") Grantor agreed to sell and Grantee agreed to purchase an undivided interest in the properties described in Exhibit A attached thereto;

     WHEREAS, each capitalized term defined in the Purchase Agreement and the Conveyance used herein without definition shall have the respective meaning given to such term in the Purchase Agreement and the Conveyance.

     NOW, THEREFORE, in consideration of the mutual benefits and obligations of the parties hereunder, Grantee and Grantor hereby agree as follows:

     1.   TAKING IN KIND: MARKETING.

     (a) The Production Payment Oil shall be delivered (subject to the last sentence of Section 1.07 of the Conveyance) free of cost, into the facilities of the purchaser of such Oil at the relevant Delivery Point.

     (b) All Production Payment Oil marketed by Grantor on behalf of Grantee, if any, shall be sold pursuant to arm's length contracts with parties not affiliated with Grantor, and shall contain terms negotiated by Grantor as a prudent operator. Any such sale of Production Payment Oil from the Subject Interests by Grantor shall always be subject to the right of Grantee upon notice to Grantor, to take in kind and separately dispose of all or any portion of Production Payment Oil which is deliverable to Grantee pursuant to the Conveyance and shall not in any event exceed six (6) months.

     (c) All proceeds received by Grantor from the sale of Production Payment Oil sold on behalf of Grantee pursuant to sales agreements executed or administered by Grantor shall be held in trust by Grantor for Grantee; provided, however, Grantor shall pay such proceeds to Grantee immediately upon Grantee's request, in the manner and to the account(s) or financial institution(s) designated by Grantee from time to time. Grantor shall diligently enforce the terms of all sale agreements under which Production Payment Oil is sold on behalf of Grantee, including, without limitation, full and prompt payment of all amounts due from such sales. In the event of any late payment by any purchaser, Grantor shall remit to Grantee any interest or penalties collected by Grantor with respect to the sale of Production Payment Oil to such purchaser. Grantee shall have the right at any time Grantee considers necessary or advisable to direct the purchasers of any Production Payment Oil to pay the proceeds thereof directly to Grantee by delivering to such purchasers a letter in lieu of transfer order. In the event Grantee requests such direct payment, Grantor shall cooperate in instructing the purchaser(s) to pay such proceeds directly to Grantee and shall execute such additional instruments as may be necessary or appropriate to allow such payment.

     2. EXCLUSIVE CONTROL. Grantor, at its sole cost and expense, shall gather or cause to be gathered all Production Payment Oil at the wellheads where produced and transport the same to the Delivery Points, without any charge or deduction to Grantee for costs. As between Grantor and Grantee, Grantor shall be in exclusive control and possession of the Production Payment Oil gathered at the wellheads and responsible for any loss, damage or injury caused thereby until the same shall have been delivered to Grantee, or to Grantee's credit, at the Delivery Points.

     3.   RATES OF PRODUCTION.

     (a) Grantor shall prudently operate and produce the Leases and the Wells in accordance with good engineering practices and in accordance with orders or field rules (if any) established by governmental authorities having or asserting jurisdiction.

     (b) Subject to the provisions of Section 3(a) above, Grantor shall use its best efforts to cause the Leases to produce each Month a sufficient quantity of Oil to allow Grantee to recover the Scheduled Amount Production Payment Oil for each Month during the term of the Conveyance.

     4. QUALITY REQUIREMENTS. All Production Payment Oil delivered to Grantee, or to Grantee's credit, shall satisfy the quality requirements and specifications as set forth in first purchaser's agreements for acceptance and purchase of Oil.

     5. OPERATION OF SUBJECT INTERESTS. At all times from the date hereof until the Termination Date, and whether or not Grantor is the operator of the Subject Interests, Grantor, at Grantor's cost and expense, shall use its best efforts consistent with a prudent operator standard to:

           (i) cause the Subject Interests to be maintained in full force and effect, and to be developed, protected against drainage by offset operations, and continuously operated for the production of Oil in a good and workmanlike manner as would a prudent operator (and without regard to the burden of the Production Payment), all in accordance with generally accepted industry practices, applicable operating agreements, and all applicable federal, state and local laws, rules and regulations, and shall otherwise comply with all applicable laws, rules and regulations; provided, however, Grantor shall have no obligation to maintain (or cause to be maintained) any Subject Interest when a prudent operator under the same or similar circumstances would not do so, and in such situation, Grantor may release the relevant Lease or allow the same to lapse or terminate in accordance with Section 7 of this Agreement;

          (ii) pay, or use all reasonable efforts to cause to be paid, no later than 30 days after such become due and payable, all rentals, royalties and Production Burdens payable in respect of the Subject Interests and all costs, expenses and liabilities incurred in or arising from the operation or development of the Subject Interests, or the producing, treating, gathering, storing, marketing, or transporting of Oil therefrom prior to delivery to Grantee, or the credit of Grantee, at the relevant Delivery Point;

         (iii) cause (for non-operated properties, use all reasonable efforts to cause) all Wells, machinery, equipment and facilities of any kind now or hereafter located on the Subject Interests, and necessary or useful in the operation thereof for the production of Oil therefrom, to be provided and to be kept in good and effective operating condition as would a prudent operator (and without regard to the burden of the Production Payment), and promptly make all useful or necessary repairs, renewals, replacements, additions and improvements thereof or thereto;

          (iv) give or cause to be given to Grantee written notice of every adverse claim or demand made by any person affecting the Subject Interests which is known to Grantor, the Oil produced therefrom, the Production Payment and/or the Production Payment Oil in any manner whatsoever, and of any suit or other legal proceeding instituted with respect thereto, and at Grantor's expense cause all necessary and proper steps to be taken with reasonable diligence to protect and defend the Subject Interests, the Oil produced therefrom, the Production Payment and/or the Production Payment Oil against any such adverse claim or demand, including (but not limited to) the employment of counsel for the prosecution or defense of litigation and the contest, release or discharge of such adverse claim or demand;

           (v) cause the Subject Interests to be kept free and clear of liens, charges and Encumbrances of every character;

          (vi) pay, in accordance with Grantor's customary practices and before failure to pay would give rise to any lien against any of the Subject Interests, all operating expenses and all billings under applicable joint operating agreements (except to the extent contested in good faith);

         (vii) maintain or cause to be maintained sufficient measurement, storage and receiving facilities necessary to receive, control, gather and deliver to the Delivery Points the production of Oil from the Leases;

        (viii) consistent with a prudent operator standard, and with applicable law, use its reasonable efforts to produce and deliver to Grantee each Month the Scheduled Amounts of the Production Payment Oil; and

          (ix) not resign as operator of any of the Subject Interests operated by Grantor until and unless such resignation and the successor operator has been approved in writing by Grantee.

      6.  INSURANCE: DAMAGE OR LOSS.

     (a) Grantor shall maintain or cause to be maintained, at its sole cost and expense and with financially sound and reputable insurers, insurance covering the Leases and all pipelines, Wells, and facilities located thereon and in which Grantor owns an interest against such liabilities, casualties, risks and contingencies, and in such types as is customary in the case of independent oil companies engaged in the development and operation of similar properties located in the same state. Such insurance shall name Grantee as an additional insured as Grantee's interests appear. Grantor shall furnish certificates of such insurance to Grantee and shall obtain endorsements to such policies providing that the relevant insurer shall notify Grantee not less than thirty (30) days prior to the expiration or termination of any such policy of insurance.

     (b) In the event of any damage to or loss of any pipeline, well, equipment or facility on or benefiting the Leases and in which Grantor owns an interest, Grantor (at no cost to Grantee) shall promptly redrill, rebuild, reconstruct, repair, restore or replace such damaged or lost property, unless to do so would not be economically feasible (without regard to the burden of the Production Payment, but taking into account insurance proceeds and recoveries).

     7. ABANDONMENT OF WELLS. Until the termination of the Production Payment, Grantor shall not, without first obtaining the written consent of Grantee, abandon any Well or surrender, abandon or release any Lease or Subject Interest or any part thereof; provided, however, that, without the consent of
Grantee:

           (i) If and when, in Grantor's reasonable judgment exercised in good faith and as would a prudent operator not burdened by the Production Payment, any Well becomes no longer capable of producing Oil in paying quantities (without regard to the burden of the Production Payment) and it would not be economically feasible (without regard to the burden of the Production Payment) to restore the productivity of such Well by reworking, reconditioning, deepening, plugging back, or otherwise, Grantor shall have the right to abandon such Well;

          (ii) Grantor shall have the right to surrender and release any Subject Interest or part thereof when, in the reasonable judgment of Grantor exercised in good faith and as would a prudent operator not burdened by the Production Payment, there is no Well located thereon which is capable of producing Oil in paying quantities and the drilling of an additional well thereon would not, in Grantor's reasonable opinion, be economically feasible (without regard to the burden of the Production Payment); and

         (iii) Grantor shall have the right to plug any Well if required by applicable law, rule or regulation or the terms of any Lease.

      8. DRILLING OF REPLACEMENT WELLS. Grantor covenants and agrees that, in the event that any Well shall for any reason (other than depletion of the reserves otherwise recoverable from such well) be no longer capable of producing Oil in paying quantities, Grantor shall promptly drill a replacement Well, unless in Grantor's reasonable judgment, exercised in good faith and as would a prudent operator not burdened by the Production Payment, the drilling of such replacement Well would not be economically feasible or unless in Grantee's reasonable judgment the Scheduled Amount of the Production Payment Oil, plus additional quantities necessary to cover all reasonable costs of production, can be delivered in accordance with the Conveyance without drilling such replacement well.

     9.   INFORMATION.

     (a) At all times from the date hereof until the termination of the Production Payment, Grantor, at its own expense, shall furnish to Grantee monthly the following reports and information:

           (i) Grantor shall furnish a report showing the gross production of Oil from each Well or Lease, the gross production of Oil attributable to the Subject Interests, the quantity of Oil sold for Grantor's account or taken in kind by Grantor, the price received for such Oil, the quantity of Production Payment Oil (if any) sold for Grantee's account, the quantity of Production Payment Oil delivered in kind to Grantee, the Taxes paid by Grantor on production from the Subject Interests (including the Production Payment), the cumulative amount of Production Payment Oil delivered to Grantee to date, the number of Wells operated. Wells drilled and Wells abandoned for the month prior to the month for which production of Oil is being indicated in. Grantor shall use its best efforts to furnish such report to Grantee by the fourth business day, but in no event later than the tenth day, of the succeeding month;

          (ii) Upon request by Grantee, Grantor shall furnish a certificate executed by an executive officer of Grantor certifying that, to the best of his knowledge after reasonable investigation, Grantor is in compliance in all material respects with the terms of the Conveyance and this Agreement, or if not, specifying in reasonable detail any exceptions thereto; and

         (iii) Upon request, Grantor shall furnish such other information as Grantee may reasonably request.

     (b) Grantee shall have the right, at its sole expense, to audit the books and records of Grantor from time to time with respect to the Subject
Interests, including, without limitation, all information with respect to quantities of Oil produced from the Leases and the payment by Grantor of all costs and expenses incurred in connection with the Subject Interests. Such audits shall be conducted by Grantee so as to result in a minimum disruption in the ongoing business and affairs of Grantor and shall be conducted during normal business hours at Grantor's offices or at the offices where Grantor maintains the records relating to the items set forth above. This audit right shall be a free and unrestricted right, subject to the limitations above set forth, and shall survive the termination of the Production Payment, except that no audit shall cover a period beginning more than two years prior to the date of the commencement of the audit. If, as a result of any such audit, it is determined that any amount is due Grantee as a result of the failure of Grantor to deliver properly all Production Payment Oil, or the proceeds thereof, to Grantee in accordance with the terms of the Conveyance and this Agreement, Grantor shall deliver to Grantee the proceeds attributable to the Production Payment Oil not delivered or which Grantor failed to remit, plus interest at the highest rate allowed under applicable law from the date that such proceeds should have been paid in accordance with the terms of the Conveyance and this Agreement to the date of payment.

     10. ACCESS TO SUBJECT INTERESTS. Grantor shall permit the duly authorized representatives of Grantee, at any reasonable time, but at Grantee's risk and expense, to make such inspection of the Subject Interests and the assets used in the operation thereof as such representatives shall deem proper.

     11. REMEDIES OF GRANTEE. At any time and from time to time until the termination of the Production Payment, if Grantor shall fail to perform or observe any of the covenants or agreements provided herein, the Purchase Agreement or in the Conveyance to be performed or observed by Grantor, Grantee, in addition to Grantee's right to recover damages and all other remedies available to Grantee at law or in equity, may, if such failure shall continue unremedied after 45 days after written notice thereof is delivered to Grantor:

           (i) perform or cause not to be performed on behalf of and at the expense of Grantor, any obligation which has not been performed or observed by Grantor, in which event Grantee may advance funds and incur and pay bills for expenses for such purpose and shall be reimbursed out of the proceeds attributable to Grantor's interest in the Subject Interests, together with interest on the unpaid amounts thereof at the highest rate allowed under applicable law from the date of such advance or payment by Grantee until the date reimbursed by Grantor;

          (ii) upon written notice to Grantor and only as to a default in performance of obligations of Grantor other than those existing under Section 9 succeed to and exercise any and all rights of the Grantor as the owner of the Subject Interests, and use in connection therewith all property of Grantor as may be useful or appropriate for the production, treating, storing or transportation of Oil prior to delivery to the Delivery Points, and all other properties and rights of a similar character then held by Grantor and situated upon or useful or held for future use in connection with the exploration, development or operation of the Subject Interests for the production, treating, storing, or transportation of Oil prior to delivery to the Delivery Points and Grantee, and shall have the right, on behalf and for the account of Grantor, to sell and utilize all of the Oil attributable to Grantor's interest in the Subject Interests and to reimburse Grantee for any amounts so expended by Grantee, and Grantor shall reimburse Grantee upon demand for all amounts so expended by Grantee, to the extent such amounts are not paid out of Grantor's interest in the proceeds of such Oil, together with interest on such amounts at the highest rate allowed under applicable law from the date expended to the date repaid;

         (iii) pay any of the costs, expenses, Taxes (which Taxes are not being contested in good faith by Grantor) or other amounts which Grantor has agreed to pay under the Conveyance which have become delinquent, and to be reimbursed out of the proceeds of the Oil attributable to the Grantor's interest in the Subject Interests, together with interest on the unliquidated amounts thereof at the highest rate allowed under applicable law from the date of such payment by Grantee to the date repaid; and/or

          (iv) apply to a court of equity for the specific performance or observance of any such covenant or condition and in aid of the execution of any power herein granted and for the appointment of a receiver of the Subject Interests and the Oil produced therefrom.

     Grantee's exercise of the remedies provided in subclauses (i) through (iii) above shall be made in accordance with any and all obligations, duties or responsibilities of Grantor under any agreement then in effect and covering or affecting the Subject Interests, including, without limitation, the obligations and duties of Grantor under any of the Leases. Grantee shall promptly advise Grantor in writing of any actions it may take according to this Section 11.

     Following any default by Grantor in the performance or payment of the obligations outstanding hereunder and under the Purchase Agreement, and the passage of 45 days of the giving by Grantee to Grantor of notice of such default without same having been cured by Grantor, any purchaser of Oil from or attributable to the Subject Interests is authorized and directed to make payment to Grantee out of the Oil attributable to Grantor's interest in the Subject Interests for any amount which Grantee shall certify to such purchaser that it has paid and which Grantor is obligated to pay hereunder. Any insurer is authorized and directed to make payment to Grantee of proceeds of insurance described in Section 6(a) for any amount which Grantee shall certify to such insurer that it has expended in redrilling, rebuilding, reconstructing, repairing, restoring or replacing damaged or lost property which Grantor has failed or refused to do promptly pursuant to Section 6(b). Grantor hereby designates Grantee as its agent and attorney in fact to execute any instruments which may be necessary or appropriate, including, without limitation, designations of operator, to enable Grantee to exercise its rights under this
Section 11. This designation and appointment shall be irrevocable as long as the Production Payment remains in effect.

     12. FORCE MAJEURE. In the event of either party being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement other than to make payments due hereunder, it is agreed that on such party's giving notice and full particulars of such Force Majeure in writing or by telecopy to the other party as soon as possible after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch.

     13. NOTICES. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, mailed by certified mail, postage prepaid and return receipt requested or sent by telecopier, as follows:

      Grantor:      MERCURY EXPLORATION COMPANY
                    1619 Pennsylvania Ave.
                    Fort Worth, TX 76104
                    Attention: Glen Darden
                    Telecopy: (817)877-3829

      Grantee:      MCNIC OIL & GAS
                    150 W. Jefferson Avenue
                    Suite 1900
                    Detroit, MI 48226
                    Attention: Alan Saunders
                    Telecopy: (313)963-3833

or to such other place within the United States of America as either party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours.

     14.  INDEMNITY.  It is understood and agreed that, except as set forth in
Section 1.07 of the Conveyance, under this Agreement, the Conveyance or Purchase and Sale Agreement Grantee does not assume or shall Grantee ever be liable or responsible in any way for the payment of any costs, expenses or liabilities incurred in connection with developing, exploring, drilling, equipping, testing, operating, producing, maintaining or abandoning the Subject Interests or any Well or facility thereon or storing, handling, treating or transporting to the relevant Delivery Point production therefrom. Grantor shall fully defend, protect, indemnify and hold Grantee, its officers, employees, representatives and agents harmless from and against any and all claims, demands, suits and causes of action of every kind and character, including reasonable attorneys' fees and entity, or by Grantor, Grantor's employees, agents, contractors and subcontractors and their employees, agents, on account of personal injury, death or property damage (including, without limitation, claims for pollution and environmental damage), any civil or criminal fines or penalties and any causes of action alleging statutory liability, relating to, arising out of, or in any way incidental to the Subject Interests, the Wells and facilities thereon or used in connection therewith and in which Grantor owns an interest, the operation thereof and the production therefrom. This indemnity shall apply, without limitation, to any liability imposed upon any party indemnified hereunder as a result of any statute, rule, regulation or theory of strict liability, but excluding the gross negligence, bad faith, willful misconduct and violations of law by Grantee.

     15. SUCCESSORS AND ASSIGNS. All the covenants and agreements of Grantor and Grantee herein contained shall be deemed to be covenants running with the land and shall be binding upon the successors and assigns of Grantor's interest in the Subject Interests and Grantee's interest in the Production Payment and shall inure to the benefit of Grantor, Grantee, and their respective successors and permitted assigns. The foregoing notwithstanding, nothing herein is intended to modify or shall have the effect of modifying the restrictions set forth in the Conveyance regarding mortgage, assignment, transfer or pooling of Grantor's interest in the Subject Interests; and the preceding sentence shall not be deemed to permit any assignment or other transfer of the interest of Grantor in any of the Subject Interests that is not specifically permitted by the provisions of the Conveyance. Nothing contained in this Agreement, Purchase and Sale Agreement or in the Conveyance shall in any way limit or restrict the right of Grantee, or Grantee's successors and assigns, to sell, convey, assign or mortgage the Production Payment in whole or in part. If Grantee, or Grantee's successors and assigns, at any time shall execute a mortgage, pledge or deed of trust covering all or any part of the Production Payment as security for any obligation, the mortgage, the pledge or the trustee therein named or the holder of the obligation secured thereby shall be entitled, to the extent such mortgage, pledge or deed of trust so provides and upon the occurrence or existence of the event or condition therein stated, if so conditioned, to exercise all of the rights, remedies, powers and privileges herein conferred upon Grantee, and to give or withhold all consents herein required or permitted to be obtained from Grantee.

     16. COST OF LITIGATION. In the event of a breach of this Agreement, or if a dispute arising hereunder is not resolved by mutual agreement, and either party should sue the other party to enforce its rights hereunder or for breach hereof, the party prevailing in such litigation shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other remedy or recovery to which it may be entitled.

     17. ENTIRE AGREEMENT: AMENDMENTS: WAIVER. This Agreement, the Purchase Agreement and the Conveyance constitute the entire agreement between the parties hereto; provided, that in the event there is a discrepancy between the terms of the foregoing agreements concerning matters addressed herein, the terms of this Agreement shall control. This Agreement may not be amended, and no rights hereunder may be waived, except by a written document signed by the duly authorized representatives of the parties. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     18. HEADINGS. The headings of the sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     19. COUNTERPART EXECUTION. This Agreement may be executed by Grantor and Grantee in any number of counterparts, each of which shall be deemed an original instrument, but all of which shall constitute but one and the same Agreement.

     20. PARTIAL INVALIDITY. Except as otherwise expressly stated herein, in the event any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable by a court or regulatory agency of competent jurisdiction by reason of a statutory change or enactment, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this agreement.

     21. APPLICABLE LAW. THIS AGREEMENT SHALL BE: GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, EXCEPT TO THE EXTENT THE LAWS OF ANY OTHER STATE ARE MANDATORILY APPLICABLE.

     THIS AGREEMENT IS EXECUTED as of the date first above written, but made effective for all purposes as of the 1st day of October, 1996.


                                            MERCURY EXPLORATION COMPANY



                                            By:
                                               -------------------------------
                                               Its:
                                                   ---------------------------


                                            MCNIC OIL & GAS



                                            By:
                                               -------------------------------
                                               M. Jay Diedzic, Vice President

Federal Tax Treatment of Interests.

     (a) Seller, its successors and assigns, shall at all times treat production income attributable to the entire interest in the Properties as its income for federal income tax purposes, and Buyer, its successors and assigns, shall treat such production income as the income of Seller for federal income tax purposes, Buyer and Seller agree that the economic interest in the properties will not be conveyed to Buyer at Closing.

     (b) Below is a schedule of expected payments to Buyer under the Production Payment based on current estimates of reserves, rates of production and operating costs. For federal income tax purposes, interest with respect to payments under the Production Payment shall be taken into account under the noncontingent bond method of Treas. Reg. Sec. 1.1275-4(b)(2) in accordance with the projected payment schedule below.

            ===========================================================
                          PRODUCTION        INTEREST       PRINCIPAL
             YEAR          PAYMENT          PORTION         PORTION
            ------        ----------        --------       ----------
            1996          $1,317,596        $ 90,134       $1,227,461
            1997           4,399,121         355,582        4,043,539
                          ----------        --------       ----------
            TOTAL         $5,716,717        $445,716       $5,271,000
                          ----------        --------       ----------
                          ----------        --------       ----------

















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